OMB APPROVAL
------------------------------------
OMB Number:                3235-0145
Expires:             August 31, 1991
Estimated average burden
hours per response..14.90
------------------------------------
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934



                               Administaff, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   007094 105
             ------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement. /_/ (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------------                                      -------------
CUSIP No.          007094 105                                             -1-
-----------------------------                                      -------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Pyramid Ventures, Inc.                           13-3407479
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)   /_/

                                                                (b)   /x/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       1,460,564
         BENEFICIALLY           ------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EACH                        -0-
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        1,460,564
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,460,564
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          10.5%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IV, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

         (a)      Name of Issuer:

                           Administaff, Inc.

         (b)      Address:

                           19001 Crescent Springs Drive
                           Kingwood, Texas 77339-3802

ITEM 2.

         This Statement on Schedule 13G relates to the beneficial ownership of shares of common stock, par value $.01 per share (the "Common Stock"), of Administaff, Inc., a Delaware corporation (the "Company" or the "Issuer"), which has its principal executive offices at 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802.

         This Statement on Schedule 13G is being filed by Pyramid Ventures, Inc. ("PVI") (the "Reporting Person").

ITEM 2.     (a), (b), (c) NAMES OF PERSONS FILING; ADDRESS; CITIZENSHIP

         1. Pyramid Ventures, Inc. PVI's principal business address is in care of BT Partners, Inc., 130 Liberty Street, 25th Floor, New York, New York 10006.

ITEM 2.  (d)      TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $0.01 per share

ITEM 2.  (e)      CUSIP NUMBER:

                           00 7094 105

ITEM 3.

         Not Applicable.

ITEM 4.   Ownership

         For information with respect to the Reporting Person, please see the information set forth below:

         (a)      AMOUNT BENEFICIALLY OWNED:

                           See cover pages Item 9.

         (b)      PERCENT OF CLASS:

                           See cover pages Item 11.

         (c)      NUMBER OF SHARES AS TO WHICH THE REPORTING PERSON HAS:

                  (i)      Sole power to vote or to direct the vote:

                           See cover pages Item 5.

                  (ii)     Shared power to vote or to direct the vote:

                           See cover pages Item 6.

                  (iii) Sole power to dispose or to direct the disposition of:

                           See cover pages Item 7.

                  (iv) Shared power to dispose or to direct the disposition of:

                           See cover pages Item 8.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Being Reported on By the Parent Holding Company.

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUp:

         Not Applicable

ITEM 10.  CERTIFICATION:

         Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1998

                                                    Pyramid Ventures, Inc.


                                                    By: /s/ Heide Silverstein
                                                        -----------------------
                                                        Heide Silverstein, VP